Exhibit 8(a)


                     ACCOUNTING AND FINANCIAL ADMINISTRATION
                               SERVICES AGREEMENT

         THIS AGREEMENT is made as of the 1st day of October, 2007 (the "Effective Date") by and among Mellon Bank, N.A., a national banking association having its principal place of business at One Mellon Bank Center, 500 Grant Street, Pittsburgh, Pennsylvania, 15258 (referred to herein as "Mellon"), The Lincoln National Life Insurance Company, an Indiana-domiciled insurance company having its principal place of business at 1300 South Clinton Street, Fort Wayne, Indiana, 46802 (referred to herein as "Lincoln National") and Lincoln Life & Annuity Company of New York, a New York-domiciled insurance company, having an address at 100 Madison Street, Suite 1860, Syracuse, New York, 13202 (referred to herein as "Lincoln Life"; Lincoln National and Lincoln Life are sometimes hereinafter referred to collectively as the "Insurance Company"), with respect to services to be provided to the registered and unregistered separate accounts which the Insurance Company has established (referred to herein, individually, as a "Separate Account" and, collectively, as the "Separate Accounts"), and the sub-accounts thereof (referred to herein, individually as a "Sub-Account" and collectively as the "Sub-Accounts"), for the variable annuity and variable life market.

         WHEREAS, the Insurance Company has established the Separate Accounts and Sub-Accounts;

         WHEREAS, Mellon is engaged in the investment accounting and financial administration services business; and

         WHEREAS, the Insurance Company desires that Mellon provide the investment accounting, financial administration and related services described in this Agreement with respect to each Sub-Account and, where indicated, each Separate Account, and Mellon is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Insurance Company and Mellon agree as follows:

1. Services

         A. Mellon shall provide to the Insurance Company the investment accounting, financial administration and related services set forth in Schedule B to this Agreement ("Services") with respect to each Sub-Account and, where indicated, each Separate Account. Concurrent with the execution of this Agreement, the Insurance Company shall deliver to Mellon a list of current, active Separate Accounts and Sub-Accounts with respect to which the Insurance Company requests Mellon to perform Services. Thereafter, the Insurance Company may add one or more additional Sub-Accounts and/or Separate Accounts, with as much advance notice as is reasonably practicable under the circumstances, but in all cases upon no less than thirty (30) business days' advance written notice and completion of Mellon's new account establishment documents. The Insurance Company may delete one or more Sub-Accounts and/or Separate Accounts by providing Mellon with as much advance notice as is reasonably practicable under the circumstances, but in all cases upon no less than five (5) business days' written notice. In the event that the Insurance Company cannot provide at least thirty (30) business days' advance written notice to add a Sub-Account and/or Separate Account or cannot provide at least five (5) business days' advance written notice to delete a Sub-Account and/or Separate Account, Mellon shall use its reasonable best efforts to accommodate such shorter period of time. Notwithstanding the foregoing, if the Insurance Company seeks to add a Sub-Account and/or Separate Account, or seeks support for an existing Sub-Account and/or Separate Account, that: (i) proposes to follow an investment strategy that is materially different from the investment strategies followed by a Sub-Account or Separate Account currently serviced under this Agreement, or
(ii) proposes to make an investment that is not in the same asset class as investments made by a Sub-Account or Separate Account currently serviced by this Agreement (a "Novel Account"), then the Insurance Company shall provide as much advance notice as is reasonably practicable under the circumstances, but in all cases no less than sixty (60) days' prior written notice, and obtain the prior written consent of Mellon. Mellon may perform other services for each Sub-Account and/or Separate Account, and will perform services for Novel Accounts, if at all, only upon terms, conditions and compensation that Mellon and the Insurance Company mutually agree to, as evidenced by an amendment to this Agreement or Schedule B.

         B. Mellon may enter into additional agreements with the Insurance Company and, if applicable, a duly authorized affiliate from time to time with respect to: (i) certain operational functions that Mellon will perform in connection with this Agreement; and (ii) performance measures pursuant to which Mellon will be expected to provide the Services (the "Service Level Documents"). The Service Level Documents will be designed to provide operational guidance and performance metrics information that may be used by the Insurance Company and Mellon to assist in the delivery of the Services and to measure Mellon's performance in providing the Services. The Insurance Company and Mellon agree that the Service Level Documents will reflect the division of operational functions among the Insurance Company, Mellon and third parties (whether affiliated or not affiliated), and specific performance measures for Mellon, rather than imposing specific contractual obligations under this Agreement. Notwithstanding the foregoing, (i) Mellon's material and systemic failure to perform its operational functions or to satisfy the performance measures pursuant to the Service Level Documents may be considered a material breach of the "For Cause" provisions described in Section 3.B of this Agreement; (ii) the Service Level Documents may provide remedies for the failure to satisfy the operational functions or performance measures contemplated thereunder that are separate and apart from any right that the Insurance Company or Mellon may exercise under this Agreement; and (iii) Mellon's performance or non-performance of the Services, separate and apart from the operational functions and performance measures reflected in any Service Level Document, may give rise to any remedies that the Insurance Company may assert against Mellon under the terms of this Agreement.

         C. Mellon's present intention is to utilize the Eagle STAR/PACE platform as its investment accounting platform, with the understanding of the parties that Mellon reserves the right to utilize other accounting platform(s) that allow(s) Mellon to perform the Services at a quality and level equivalent to the quality and level set forth in the Service Level Documents. Mellon shall be responsible for the costs and expenses incurred by Mellon and the Insurance Company for converting from the Eagle STAR/PACE platform to other accounting platform(s) in accordance with this subparagraph C. Insurance Company acknowledges and agrees with Mellon that the types of costs and expenses of Insurance Company for which Mellon shall be responsible under this Section 1.C are in the nature of deconversion costs and expenses and that under no circumstance shall they include costs and expenses of the type contemplated in the definitions of "One Time Conversion Costs" and "Incremental Systems and Human Resources Costs" (each of which has been reproduced in Schedule E attached hereto).

2. Compensation and Expenses

         A. In return for performing the Services, the Insurance Company shall compensate Mellon as set forth in this Section and in Schedule C to this Agreement. Fees due will be accrued daily. If this Agreement is lawfully terminated before the end of any month, fees shall be calculated on a pro rated basis through the date of such termination and shall be due upon such termination date.

         B. The Insurance Company will assume responsibility for all expenses that are incurred in the operation and management of each Sub-Account and Separate Account that are not specifically assumed by Mellon hereunder. Without limiting the generality of the foregoing, expenses to be borne by the Insurance Company with respect to each Sub-Account and/or Separate Account include, but are not limited to: pricing, security and other similar data information vendor services; organizational expenses; costs of services of any independent registered public accounting firm ("Independent Accountant") and outside legal and tax counsel of the Insurance Company, Separate Account or Sub-Account (including such counsel's review of any applicable registration statement, proxy materials, federal and state tax qualification and any review of reports and materials prepared by Mellon under this Agreement); any costs of any services contracted for by the Insurance Company directly from parties other than Mellon; trade association dues; any costs of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Sub-Account and/or Separate Account; investment advisory fees; taxes; insurance premiums and other insurance-related fees and expenses applicable to the operation of each Sub-Account and Separate Account; costs incidental to any meetings of contract holders, including but not limited to, legal and auditor fees, proxy filing fees and the costs of printing and mailing of any proxy materials; costs incidental to board meetings, including fees and expenses of board members, but excluding costs specifically assumed by Mellon; the salary and expenses of any officer, director/trustee or employee of the Insurance Company who is not also a Mellon employee; registration fees, filing fees, and costs incidental to the preparation, typesetting, printing and/or distribution, if applicable, of any registration statements on Forms N-3, N-4, N-6 and N-14, and any amendments thereto, contract holder reports on Form N-CSR, Form N-SARs, Form N-Q, Form N-PX, tax returns, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws, legal and auditor fees of the Insurance Company or Separate Accounts; and other expenses properly payable by the Insurance Company, the Sub-Accounts and/or the Separate Accounts.

         C. The Insurance Company agrees to reimburse Mellon for its actual out-of-pocket expenses, as necessarily incurred, in providing the Services, including without limitation, the following:

(i) the electronic transmission expenses incurred by Mellon in communicating with the Insurance Company or custodian, dealers or others as required for Mellon to perform the Services, if an Authorized Person requests such electronic transmission and provides Mellon with prior written approval;

(ii) the costs of creating microfilm, microfiche or electronic copies of records relating to the Services, and the costs of storage of paper and electronic copies of such records; provided, that Mellon must obtain the prior written approval of an Authorized Person if such costs exceed $7,500 in any calendar year;

(iii) the charges for services provided by vendors set forth in Schedule D;

(iv) any additional expenses Mellon shall incur at the written direction of an "Authorized Person";

(v) any additional expenses reasonably incurred by Mellon in the performance of the Services, provided that, (a) if an individual expense is less than $1,000, Mellon shall provide advance written notice to the Insurance Company to the extent practicable, and (b) if any individual expense is $1,000 or more, Mellon must obtain the prior written approval of an Authorized Person; and

(vi) in the event that Mellon is requested or authorized by the Insurance Company, or is required by law, summons, subpoena, investigation, examination or other legal or regulatory process, to produce documents or personnel with respect to the Services, and so long as Mellon is not the subject of the investigation or proceeding in question, the Insurance Company will reimburse Mellon for its actual out-of-pocket expenses (including reasonable attorneys' fees) incurred in responding to these requests. In addition, when non-routine, extensive or extraordinary productions or investigations occur, Mellon will notify the Insurance Company (as soon as reasonably practicable) and the Insurance Company will reimburse Mellon for its personnel's professional time (at Mellon's standard billing rates or other mutually agreed upon rates).

         D. Mellon shall be entitled to receive the following amounts:

(i) Any systems development and project fees for new or enhanced products or services requested by the Insurance Company with respect to a Separate Account (including significant enhancements required by regulatory changes), and all systems-related expenses associated with the provision of special reports and services, in each case as agreed upon in advance by an Authorized Person; and

(ii) Ad hoc reporting fees billed at an agreed upon rate.

         E. Mellon will bill the Insurance Company on a monthly basis for the fees and expenses owed to Mellon under this Agreement. The monthly bill shall be set forth on a detailed invoice in a form mutually agreed upon by Mellon and the Insurance Company. Mellon shall send such invoice to the Insurance Company no later than fifteen (15) days after the last day of each month; provided, however, that the failure by Mellon to do so shall not be considered a breach of this Agreement. The Insurance Company shall pay such invoice within fifteen (15) days of receipt of such invoice by Insurance Company. Any undisputed fees or expenses that are not paid within the required time frame set forth in Section 2.A. and this Section 2.E. shall be subject to a late fee of 1.5% of the amount billed for each month that such fees or expenses remain unpaid, and the late fee shall be due and payable upon demand. The Insurance Company shall not dispute the minimum fees set forth in Schedule C. If any fees, over and above the minimum fees set forth in Schedule C, or expenses are disputed by the Insurance Company, then Mellon and the Insurance Company shall work together in good faith to resolve the dispute promptly.

         F. Mellon will assume responsibility for the costs of its ordinary and necessary office facilities (including telephone, telephone transmission, and telecopy expenses), equipment and personnel to perform the Services, including the compensation of its employees. In the event that Mellon is the subject of an examination, subpoena, investigation, proceeding or legal or regulatory process relating to the Services it provides to the Insurance Company ("Mellon Services Inquiry"), and if Mellon requests that the Insurance Company provide, or if the Insurance Company is required by law, summons, subpoena, investigation, examination or other legal or regulatory process, to produce documents or personnel with respect to the Services, then Mellon will reimburse the Insurance Company for its actual out-of-pocket expenses (including reasonable attorneys' fees) incurred in responding to these requests. Furthermore, if the Mellon Services Inquiry is non-routine, extensive or extraordinary, then Mellon will reimburse the Insurance Company for its personnel's professional time at mutually agreed upon rates.

3. Length and Termination of Agreement

         A. The term of this Agreement shall begin on the Effective Date and continue for an initial term of seven (7) years (the "Initial Term"). Unless otherwise terminated in accordance with its terms, Mellon shall either (i) request that this Agreement be extended for an additional three (3) year period or (ii) indicate that this Agreement will be terminated upon the expiration of the Initial Term or a Renewal Term (as the case may be), in either case by sending a written notice of its intent to the Insurance Company no later than three (3) months prior to the fifth anniversary of the Effective Date of the Initial Term or the first anniversary of the effective date of a Renewal Term (as the case may be). If Mellon requests that this Agreement be extended for an additional three (3) year period and the Insurance Company does not reject such request in writing to Mellon by the sixth anniversary of the Effective Date of the Initial Term or the second anniversary of the effective date of a Renewal Term (as the case may be), then this Agreement shall be extended for an additional three (3) year period (a "Renewal Term"). If either (a) Mellon indicates that this Agreement will be terminated upon the expiration of the Initial Term or a Renewal Term (as the case may be) by sending a written notice of its intent to the Insurance Company no later than three (3) months prior to the fifth anniversary of the Effective Date of the Initial Term or the first anniversary of the effective date of a Renewal Term (as the case may be), or (b) the Insurance Company responds to Mellon's request to extend for an additional three (3) year period by rejecting such request in writing to Mellon no later than the sixth anniversary of the Effective Date of the Initial Term or the second anniversary of the effective date of a Renewal Term (as the case may be), then this Agreement shall terminate upon the expiration of the Initial Term or such Renewal Term (as the case may be).

         B. This Agreement may be terminated by the following party or parties, as the case may be, for one or more of the following reasons, provided the terminating party provides the applicable written notice to the other party or parties, as the case may be, of the reason for such termination:

                  (i) NonRenewal: Mellon or the Insurance Company may decline to extend the terms of this Agreement beyond the Initial Term under subparagraph A of this Section;

                  (ii) Mutual Agreement: Mellon and the Insurance Company may mutually agree in writing to terminate this Agreement at any time;

                  (iii) "For Cause": (a) Mellon may terminate this Agreement "For Cause," as defined below, by providing the Insurance Company with written notice of termination "For Cause" at least 60 days prior to the date of the "For Cause" termination of this Agreement, or (b) the Insurance Company may terminate this Agreement "For Cause," as defined below, by providing Mellon with written notice of termination "For Cause" at least 60 days prior to the date of the "For Cause" termination of this Agreement;

                  (iv) Failure to Pay: Mellon may terminate this Agreement if Mellon has notified the Insurance Company that it has failed to pay Mellon any undisputed amounts when due under this Agreement and the Insurance Company has failed to cure such default within 30 days of receipt of such notice (or, if the Insurance Company has disputed in good faith any fees over and above the minimum fees set forth in Schedule C or any expenses, upon final resolution of such dispute); or

                  (v) Internalization of Accounting Support. The Insurance Company may terminate this Agreement in order to provide the Services by solely utilizing internal resources of the Insurance Company or any Affiliate.

         For purposes of subparagraph (iii) above, "For Cause" shall mean:

                           (a) a material breach of this Agreement by the other
                  party that has not been remedied for 30 days following written notice by the terminating party that identifies in reasonable detail the alleged failure of the other party to perform, provided that if such default is capable of being cured, then the other party is entitled to such longer period as may reasonably be required to cure such default if the other party has commenced such cure and is diligently pursuing same, but such cure must be completed within 120 days in any event;

                           (b) when the other party commits any act or omission
                  that constitutes gross negligence, willful misconduct, fraud or reckless disregard of its duties under this Agreement and that act or omission results in material adverse consequences to the terminating party;

                           (c) a final, unappealable judicial, regulatory or
                  administrative ruling or order in which the other party has been found guilty of criminal or unethical behavior in the conduct of its business that directly relates to the subject matter of the Services; or

                           (d) when the other party shall make a general
                  assignment for the benefit of its or their creditors or any proceeding shall be instituted by or against the other party to adjudicate it as bankrupt or insolvent, or to seek to liquidate, wind up, or reorganize, the other party or protect or relieve its debts under any law, or to seek the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for a substantial portion of its assets, which proceeding shall remain unstayed for sixty
                  (60) days or the other party has taken steps to authorize any of the above actions or has become unable to pay its debts as they mature.

         For purposes of subparagraph (v) above, "Affiliate" shall mean any entity controlling, controlled by, or under common control with, the Insurance Company, where "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely as a result of an official position with such company.

         C. If this Agreement is terminated by any party (regardless of whether it is terminated pursuant to paragraph B. above or for any reason other than those specified in paragraph B. above), the Insurance Company shall pay to Mellon on or before the effective date of such termination any undisputed and unpaid fees owed to, and shall reimburse Mellon for any undisputed and unpaid out-of-pocket costs and expenses owed to, Mellon under this Agreement prior to its termination.

         D. If either (i) the Insurance Company terminates this Agreement during the Initial Term for any reason other than those specified in paragraph B. above, or (ii) Mellon terminates this Agreement during the Initial Term "For Cause" or the Insurance Company's "failure to pay" under subparagraphs B(iii) or B(iv) of this Section, respectively, then the Insurance Company shall make a one-time cash payment (a "Termination Fee") to Mellon on the effective date of the termination in an amount equal to (w) $400,000 if the effective date of the termination of this Agreement is in the first year of the Initial Term, (x) $400,000 if the effective date of the termination of this Agreement is in the second year of the Initial Term, (y) $300,000 if the effective date of the termination of this Agreement is in the third year of the Initial Term, or (z) $200,000 if the effective date of the termination of this Agreement is in the fourth year of the Initial Term. In addition, the Insurance Company shall reimburse Mellon promptly for any actual, provable, extraordinary, non-customary and direct costs and expenses (other than any Costs and Expenses), incurred by Mellon in connection with effecting such termination and converting to a successor service provider, including without limitation the delivery to such successor service provider of the Insurance Company's property, records, data, instruments and documents.

         The parties acknowledge and agree that, upon the occurrence of any of such events giving rise to a Termination Fee: (i) a determination of actual damages incurred by Mellon would be extremely difficult, (ii) the Termination Fee is intended to adequately compensate Mellon for damages incurred and is not intended to constitute any form of penalty, and (iii) the Termination Fee is intended to include the Costs and Expenses incurred by Mellon in connection with effecting such termination and converting the Separate Accounts and Sub-Accounts to a successor service provider, including, without limitation, the delivery to such successor service provider, the Insurance Company and/or other Separate Account service providers of any of the Separate Accounts' or Sub-Accounts' property, records, data, instruments and documents. The parties further acknowledge and agree that, upon the occurrence of a significant change in the number of Separate Accounts or Sub-Accounts during the Initial Term, they will discuss in good faith a possible adjustment to the Termination Fee; provided, however, that no party shall be obligated to agree to any such adjustment.

         E. If either (i) Mellon terminates this Agreement at any time for any reason other than those specified in paragraph B. above, or (ii) the Insurance Company terminates this Agreement at any time "For Cause" under subparagraph B(iii) of this Section, then Mellon shall reimburse the Insurance Company for any Costs and Expenses incurred in connection with converting to a successor service provider, including without limitation the delivery to such successor service provider or the Insurance Company, any of the Insurance Company's property, records, data, instruments and documents.

         F. If this Agreement is terminated (i) by Mellon and/or the Insurance Company at any time for "nonrenewal", "upon mutual agreement", or "upon internalization of accounting support" under subparagraphs B(i), B(ii), and B(v) respectively, (ii) by the Insurance Company at any time after the Initial Term for any reason other than those specified in paragraph B above, or (iii) by Mellon at any time after the Initial Term "For Cause" or the Insurance Company's "failure to pay" under subparagraphs B(iii) or B(iv) of this Section, respectively, then the Insurance Company shall promptly reimburse Mellon for any Costs and Expenses incurred by Mellon in connection with effecting such termination and converting to a successor service provider, including without limitation the delivery to such successor service provider or the Insurance Company, any of the Insurance Company's property, records, data, instruments and documents.

         G. For purposes of this Section 3, "Costs and Expenses" incurred by a party shall mean any actual, provable, reasonable, customary and direct costs and expenses actually incurred by such party. For purposes of this Section 3, Costs and Expenses shall not include any wind-down costs, including without limitation, non-cancelable lease payments; severance payments due and payable to personnel of Mellon or its Subcontractors that were not engaged by Mellon at the instruction of the Insurance Company; unused equipment expenses; and non-cancelable payments or termination charges regarding hosting and other subcontracting services that were not incurred at the instruction of the Insurance Company and that cannot be transferred or redeployed by Mellon. For purposes of this Agreement, "Subcontractor" shall include any third party, whether affiliated or unaffiliated with Mellon, engaged by Mellon in connection with the performance of the Services.

         Such party must provide the other party with written evidence of such costs and expenses before the other party is obligated to pay them. Such party also has a duty to mitigate, and must exercise its duty to mitigate, such costs and expenses. Except as expressly set forth in Sections 3 and 9 and Schedule C, no party hereto shall be responsible for any costs and expenses or damages of any kind whatsoever resulting from, related to or otherwise in connection with the termination of this Agreement.

         H. In the event that this Agreement is terminated by a party, the parties hereto agree to cooperate and act in good faith to ensure an orderly conversion to a successor service provider with respect to the Services provided under this Agreement. Without limiting the generality of the foregoing sentence, Mellon agrees that, in the event this Agreement is terminated by a party or the parties, it will deliver the Insurance Company's property, records, data, instruments and documents to the Insurance Company, its successor service provider and/or its other service providers, as the case may be, in a non-proprietary, commercially-available format.

4. Amendments, Assignment and Delegation

         A modification of this Agreement (which term includes all Schedules) will be effective only if in writing and signed by the affected parties. No party shall assign the rights or delegate the duties, or outsource a significant portion of the Services, pursuant to this Agreement without the prior written consent of the other party or parties, except as follows:

(i) Mellon may employ such person or persons it may deem desirable to assist it in performing the Services without notice to the Insurance Company;

(ii) Mellon shall provide written notice to the Insurance Company before Mellon engages an unaffiliated third party to provide significant services or functions to assist Mellon in performing the Services under this Agreement;

(iii) Mellon may delegate one or more of the functions or assign this Agreement to any direct or indirect majority-owned subsidiary of The Bank of New York Mellon Corporation or its successor with timely notice to the Insurance Company; and

         With respect to (i), (ii) and (iii) above, Mellon shall (a) be responsible for the acts or omissions of such persons, third parties and subsidiaries to the same extent as Mellon's own acts or omissions under this Agreement, (b) be responsible for the compensation of such persons, third parties and subsidiaries, and (c) not be relieved of any of its responsibilities under this Agreement by virtue of the use of such persons, third parties and subsidiaries. However, if the Insurance Company instructs Mellon to engage a Subcontractor for the performance of any of the Services, Mellon will not be responsible for any acts or omissions by, or compensation payable to, such Subcontractor.

         This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

5. Documentation

         A. The Insurance Company represents that it has provided or made available and, as applicable, during the Initial Term or any Renewal Term will continue to provide or make available, to Mellon (or has given Mellon an opportunity to examine) copies of the following documents:

                  (i) copies of all pertinent Insurance Company policies and procedures that affect the Services, including but not limited to any pertinent Insurance Company policies and procedures relating to valuation, pricing errors,
Section 2(a)(41) of the 1940 Act and Rules 2a-4 and 2a-7 thereunder, unit value errors, and "as-of" processing (such as those relating to error corrections, post trade revisions or similar processing policies that may exist);

                  (ii) if applicable, a copy of each registered Separate Account's currently effective registration statement under the Securities Act of 1933 and the 1940 Act;

                  (iii) such other documents, certificates or opinions which Mellon reasonably believes to be necessary or appropriate in the proper performance of the Services, subject to the agreement of the Insurance Company, which shall not be unreasonably withheld; and

                  (iv) any amendment, revocation or other document altering, adding, qualifying or repealing any document or authority called for under this Section.

         B. The Insurance Company will provide Mellon with notice and/or a copy of any material amendment to documents, certificates or opinions provided or made available pursuant to this Section. Mellon will not be responsible for changing or conforming the Services to any such amendment until Mellon has received notice or a copy of such change, and the parties have negotiated in good faith to reach mutually agreeable terms applicable to such additional service(s) and have amended any affected Schedules.

6. Representations and Warranties of the Insurance Company

         The Insurance Company represents and warrants the following:

         A. The Insurance Company is duly organized and validly existing under the laws of the jurisdiction of its organization, and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification

         B. The Insurance Company has requisite authority and power under its organizational documents, applicable law and the Insurance Company's agreements with its Separate Account clients to execute, deliver, consummate and perform this Agreement with respect to each Separate Account, and to engage Mellon to perform the Services.

         C. This Agreement is legally valid, binding and enforceable against the Insurance Company and the Insurance Company has all registrations and/or licenses necessary to provide services to the Sub-Accounts and Separate Accounts.

         D. There is no pending or threatened legal proceeding or regulatory action that would materially impair the Insurance Company's ability to contract for the Services and perform its obligations under this Agreement. The Insurance Company's retention of Mellon to perform the Services, and performance by the Insurance Company of its obligations under this Agreement, will not conflict with or result in a breach of any terms or provisions of any agreement to which the Insurance Company is a party or bound, and does not violate any applicable law.

         E. The Insurance Company will use commercially reasonable efforts to ensure that Mellon has sufficient access to the Insurance Company's service providers, brokers, and other authorized agents (each a "Authorized Agent"), and related parties of any of them, in order to obtain the information Mellon will need to perform the Services; provided that, Mellon shall bear no liability with respect to such Authorized Agent information to which Mellon had no access.

         F. To the best of the Insurance Company's knowledge, all the information provided to Mellon in connection with the transactions contemplated by this Agreement is full, complete and accurate, and Mellon may reasonably rely on such information until it receives written notice from or on behalf of the Insurance Company of any changes to such information.

         G. The Insurance Company has provided Mellon with a current list of all approved independent pricing, fair value information, and other data information vendors that are to be used by Mellon in rendering the Services, as set forth in Schedule D to this Agreement, and the Insurance Company will promptly reflect any changes to such list in a revised Schedule D.

         H. The Insurance Company has appropriate procedures and agreements in place to protect the confidentiality of any non-public portfolio holdings information of the Sub-Accounts and Separate Accounts that the Insurance Company or its agents direct Mellon to disclose or transmit to third parties before any public disclosure of such information.

         I. The Insurance Company and/or the Separate Accounts have an appropriate amount and scope of fidelity bond coverage, and have directors' and officers' errors and omissions insurance coverage.

7. Representations and Warranties of Mellon

         Mellon represents and warrants to the Insurance Company the following:

         A. Mellon is duly organized as a national banking association; is in good standing; and is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

         B. Mellon has requisite authority and power under its organizational documents and applicable law to execute, deliver, consummate and perform this Agreement; this Agreement is legally valid, binding and enforceable against Mellon; and Mellon has all necessary registrations and/or licenses necessary to perform the Services described in Schedule B.

         C. There is no pending or threatened legal proceeding or regulatory action that would materially impair Mellon's ability to provide the Services. Mellon's performance of the Services will not conflict with or result in a breach of any of the terms or provisions of any agreement to which Mellon is a party or bound, and does not violate any applicable law to which Mellon is subject.

         D. Mellon has completed, obtained and performed all registrations, filings, approvals, and authorizations, consents or examinations required by any government or governmental authority to which Mellon is subject, to perform the Services contemplated by this Agreement and will maintain the same in effect for so long as this Agreement remains in effect.

         E. To the best of Mellon's knowledge, all the information relating to Mellon that Mellon or its authorized agents have given to the Insurance Company in connection with the transactions contemplated by this Agreement is full, complete and accurate and the Insurance Company may reasonably rely on such information until it receives written notice from Mellon of any changes.

         F. Mellon will maintain a fidelity bond and an insurance policy with respect to errors and omissions coverage in form and amount that are commercially reasonable in light of Mellon's duties and responsibilities under this Agreement.

         G. Mellon has implemented and maintains reasonable procedures and systems (including reasonable disaster recovery and business continuity plans and procedures consistent with legal, regulatory and business needs applicable to Mellon's delivery of the Services) to safeguard the Insurance Company's records and data and Mellon's records, data, equipment facilities and other property that it uses in the performance of its obligations hereunder from loss or damage attributable to fire, theft, or any other cause, and Mellon will make such changes to the procedures and systems from time to time as are reasonably required for the secure performance of its obligations hereunder.

         EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO THE SERVICES UNDER THIS AGREEMENT OR THE PERFORMANCE THEREOF, INCLUDING WITHOUT LIMITATION, THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE SERVICES (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE).

8. Standard of Care

         Mellon shall act in good faith and exercise reasonable care in performing the Services under this Agreement. Mellon's duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Mellon hereunder. In that regard, Mellon shall have no responsibility for the actions or activities of any other party, including service providers, except as provided in Section 4.

9. Indemnification and Limitation of Liability

         A. Except as set forth in subparagraph F. below, Mellon will not be liable to the Insurance Company or any Separate Account for any loss incurred by the Insurance Company or Separate Account as a result of any error of judgment, mistake of law, act or omission in the course of, or in connection with the Services rendered by, Mellon under the Agreement in the absence of fraud, negligence or willful misconduct of Mellon or the reckless disregard of its duties under the Agreement.

         B. Except as set forth in subparagraph F. below, Mellon agrees to indemnify, defend, and hold harmless the Insurance Company, its directors, officers, employees, agents, and nominees and their respective successors and permitted assigns from and against claims, demands, actions, suits, judgments, liabilities, losses, fines, damages, costs, charges, and counsel fees (collectively, "Losses") resulting directly and proximately from Mellon's fraud, negligence or willful misconduct in the performance of the Services, or reckless disregard of its duties under this Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that (i) Mellon will obtain and rely (without independent verification) upon prices and quotes from authorized pricing, data and fair valuation information vendors as identified in Schedule D or otherwise authorized under this Agreement, and (ii) Mellon will be without liability or responsibility for any errors or loss occasioned by such reliance on such vendors or any errors caused by or attributable to such vendors, subject to Mellon's material compliance with the tolerance checks set forth in the appropriate Service Level Document.

         C. The Insurance Company agrees to indemnify, defend and hold harmless Mellon, its directors, officers, employees, agents, and nominees and their respective successors and permitted assigns from and against any Losses resulting directly and proximately from Mellon's actions taken or omissions with respect to or in connection with the performance of the Services or based, if applicable, upon Mellon's reasonable reliance on information, records, instructions or requests reasonably believed to be accurate and genuine pertaining to the Services that are given or made to Mellon by the Insurance Company or any service providers to the Sub-Accounts and/or Separate Accounts with which Mellon must interface in providing the Services; provided that this indemnification shall not apply to actions or omissions of Mellon involving fraud, negligence, willful misconduct, or reckless disregard in the performance of its duties under this Agreement.

         D. In order for these indemnification provisions to apply, a party seeking indemnification or to be held harmless shall fully and promptly advise the indemnifying party in writing of all pertinent facts concerning the situation in question. A party seeking indemnification will use reasonable care to identify and notify the indemnifying party in writing promptly concerning any situation which presents or appears likely to present the probability of an indemnification claim. However, failure to do so in good faith shall not affect the rights under this provision unless the indemnifying party is materially prejudiced by such failure. As to any matter eligible for indemnification, the indemnified party shall act reasonably and in accordance with good faith business judgment, and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

         E. The indemnifying party shall be entitled to participate in the defense at its own expense, or assume the defense, of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense, it shall be conducted by counsel of its choosing that is reasonably satisfactory to the indemnified party; the indemnified party shall bear the fees and expenses of any additional counsel it retains. If the indemnifying party does not elect to assume the defense of such suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel the indemnified party retains, which is reasonably satisfactory to such indemnifying party. The indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves such indemnified party of all fault.

         F. Mellon agrees to reimburse the Insurance Company or each Separate Account or Sub-Account for any losses and reasonable reprocessing costs incurred by the Insurance Company or Separate Account or Sub-Account resulting directly and proximately from Mellon's negligence in calculating the unit value ("Unit Value") of the Separate Account or Sub-Account. Mellon's responsibility for reimbursing the Insurance Company or Separate Account or Sub-Account will be in accordance with and subject to the Insurance Company's policies and procedures for addressing Unit Value errors set forth in the appropriate Service Level Document, including without limitation a materiality threshold of one (unrounded) whole cent per unit per Unit Value error (or such other materiality threshold as agreed upon by the parties in the appropriate Service Level Document).

         Notwithstanding the foregoing, the parties acknowledge and agree that
(i) Mellon will obtain and rely (without independent verification) upon prices and quotes from authorized pricing, data and fair valuation information vendors as identified in Schedule D or otherwise authorized under this Agreement, and
(ii) Mellon will be without liability or responsibility for any errors or loss occasioned by such reliance on such vendors or any errors caused by or attributable to such vendors, subject to Mellon's material compliance with the tolerance checks set forth in the appropriate Service Level Document.

         G. Each party shall have a duty to mitigate damages for which the other party may become responsible. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE INSURANCE COMPANY, THE SEPARATE ACCOUNTS, MELLON, THEIR AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS'
FEES), EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10. Books and Records, Disclosure, Retention, and Rights of Ownership

         A. Mellon shall maintain all books and records which are customary or which are legally required to be kept in connection with Mellon's performance of Services ("Records"). Mellon will prepare and maintain the Records at the Insurance Company's expense, and the Records shall be the property of the Insurance Company. Mellon will make the Records available for inspection by any Governmental Authority, including giving any such Governmental Authority access to the Records, and otherwise surrender the Records promptly upon request of the Insurance Company or such Governmental Authority. Mellon will allow the Insurance Company and its authorized persons and representatives to review the Records during Mellon's normal business hours or, upon reasonable notice, at such other reasonable times as the Insurance Company may request.

         B. Mellon shall keep the Records confidential, except when: (i) disclosure is required by law, (ii) Mellon is advised by counsel that it may incur liability for failure to make a disclosure, (iii) Mellon is requested to divulge such information by duly-constituted authorities or court process, or
(iv) as requested or authorized by the Insurance Company (including pursuant to its policies and procedures regarding selective disclosure of non-public portfolio information). Mellon shall use commercially reasonable efforts to provide reasonable advance notice to the Insurance Company of requests for disclosure pursuant to items (i) - (iii) of the previous sentence, and to the extent reasonably practicable to secure instructions as to such inspection, but shall not be deemed to violate the confidentiality provisions of this Section or
Section 11 if Mellon discloses such Records upon reasonable belief that it is obliged to do so by applicable law or regulatory authority.

         C. Upon and subject to payment of any undisputed and unpaid amounts owed to Mellon under this Agreement, Mellon may at its option at any time after termination of this Agreement, and shall promptly upon the Insurance Company's demand or upon termination of this Agreement, turn over to the Insurance Company or its designated agent, and cease to retain in Mellon's files, any Records created and maintained by Mellon pursuant to this Agreement which are no longer needed by Mellon in the performance of the Services or for its legal protection. If not so turned over to the Insurance Company, such Records will be retained by Mellon, at the expense of the Insurance Company (which shall be equal to the actual costs incurred by Mellon), for at least six (6) calendar years from the year of creation or for such other period of time as is required under applicable law. At the end of such period, such Records will be turned over to the Insurance Company unless the Insurance Company authorizes in writing the destruction of such Records.

         D. Notwithstanding the foregoing, all computer programs, systems and procedures employed or developed by or on behalf of Mellon, or on behalf of Mellon by system providers or vendors used by Mellon, to perform the Services that are not Records are the sole and exclusive property of Mellon.

11. Confidential Information; Trade Names, Trademarks and Service Marks

         A. "Confidential Information" of a party shall be maintained confidential by any other party, and shall include: (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Insurance Company or Mellon, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Insurance Company or Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; (d) non-public portfolio holdings information of a Separate Account; (e) financial or personal information about the Insurance Company and its Sub-Account(s) and/or Separate Account(s); and (f) anything designated as confidential. Mellon shall maintain adequate safeguards to prevent the use of each Separate Account's non-public portfolio holdings information by Mellon, its employees and affiliates for any purpose other than performing the Services under this Agreement. Mellon also shall maintain adequate safeguards to limit the dissemination of each Separate Account's non-public portfolio holdings information to third parties in accordance with non-disclosure agreements with the Insurance Company, Instructions pursuant to
Section 14, or directions of the Insurance Company under Section 15.C. However, Confidential Information shall not be subject to such confidentiality obligations if it: (a) is already known to a receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of a receiving party; (c) is rightfully received from a third party who, to the best of a receiving party's knowledge, is not under a duty of confidentiality;
(d) is released by a protected party to a third party without restriction; (e) is required to be disclosed pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the disclosing party will promptly provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against a receiving party; or (g) has been or is independently developed or obtained by a receiving party.

         B. Mellon also acknowledges Confidential Information includes nonpublic personal information about the Insurance Company's customers ("Customer Information") that the Insurance Company is required by privacy provisions of Title V of the Gramm-Leach-Bliley Act, and the regulations promulgated thereunder applicable to Insurance Company ("Privacy Regulations"), to keep confidential. Accordingly, Mellon agrees that, to the extent it receives such Customer Information, it shall not:

                  (i) use or disclose Customer Information other than to carry out the purposes for which the Insurance Company or one of its affiliates disclosed such Customer Information to Mellon; or

                  (ii) disclose any Customer Information other than:

                           (a) to Insurance Company affiliates;

                           (b) to Mellon affiliates, provided that such
                  affiliates need the Customer Information to be able to provide the Services hereunder and shall be restricted in use and disclosure of the Customer Information to the same extent as Mellon;

                           (c) to subcontractors of Mellon or the Insurance
                  Company, provided that such subcontractors need the Customer Information to be able to provide the Services hereunder and shall have entered into a confidentiality agreement no less restrictive than the terms hereof; and

                           (d) to comply with federal, state or local laws,
                  rules and other applicable legal requirements; to comply with a properly authorized civil, criminal, or regulatory investigation, or subpoena or summons by federal, state, or local authorities; or to respond to judicial process or government regulatory authorities having jurisdiction for examination, compliance, or other purposes as authorized by law (provided Mellon will promptly provide the Insurance Company written notice of such requirement, to the extent such notice is permitted).

                           For purposes of this paragraph, the term "affiliate"
                  shall have the meaning set forth in Privacy Regulations. To the extent any provisions of this paragraph conflict with other terms of this Agreement, this paragraph shall control.

         C. Neither party shall use the trade name, trademark or service mark of the other party without the prior written consent of the other party; provided, however, that either party may use the trade name, trademark or service mark of the other party in connection with providing the Services under the Agreement.

12. Reports

         A. Mellon shall furnish reports to the Insurance Company, its Authorized Agents and to others that the Insurance Company designates in writing at such times as are prescribed pursuant to this Agreement to be provided or completed by Mellon, or as subsequently agreed upon by the parties pursuant to this Agreement or any amendment thereto. The Insurance Company agrees to promptly examine, or cause to be promptly examined, each report and will communicate or cause to be communicated any errors or discrepancies therein. If there are errors or discrepancies in a report (except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after conducting a diligent examination) that are not so reported promptly, then a report will for all purposes be accepted by and binding on the Insurance Company absent fraud, negligence, willful misconduct, or reckless disregard of Mellon's duties under this Agreement, and Mellon shall have no further responsibility with respect to such report other than to correct and revise it.

         B. For the two month period ending on December 31, 2007, Mellon shall cause its auditors to perform a Type I SAS 70 audit of Mellon's internal controls and procedures relating to the Services provided to the Insurance Company with respect to those Sub-Accounts and/or Separate Accounts that have been converted onto Mellon's fund accounting platform from November 1, 2007 until December 31, 2007. For each Sub-Account and/or Separate Account that has been converted onto Mellon's fund accounting platform during the period from November 1, 2007 until December 31, 2007, Mellon shall provide the Insurance Company (together with its chief compliance officer or its designated representative) with a copy of the report resulting from such Type I SAS 70 audit no later than 45 days after December 31, 2007. For the six month period ending on June 30 of each year and the twelve month period ending on December 31 of each year commencing in 2008, Mellon shall cause its auditors to perform a Type II SAS 70 audit of Mellon's internal controls and procedures relating to the Services provided to the Insurance Company with respect to those Sub-Accounts and/or Separate Accounts that have been converted onto Mellon's fund accounting platform prior to the end of the applicable audit period. For each Sub-Account and/or Separate Account that has been converted onto Mellon's fund accounting platform prior to the end of the applicable audit period, Mellon shall provide the Insurance Company (together with its chief compliance officer or its designated representative) with a copy of the report resulting from such Type II SAS 70 audit no later than 45 days after the end of the applicable audit period. All SAS 70 audit reports shall be treated as Confidential Information.

13.  Notices

         Any communication, notice or demand pursuant to this Agreement shall be properly addressed, in writing and delivered by personal service (including express or courier service), registered or certified mail, or by facsimile with proof of proper transmission and a means for confirmation of delivery to recipient, as follows:

         If to Mellon:

                  Mellon Bank, N.A.
                  135 Santilli Highway, AIM 026-0026
                  Everett, MA  02149-1950

                  Attention:  Christopher P. Healy, First Vice President

                  Telephone:  (617) 382-2671
                  Facsimile:  (617) 382-2706

         With a copy to:

                  Mellon Bank, N.A.
                  135 Santilli Highway, AIM 026-0011
                  Everett, MA  02149-1950

                  Attention:  John W. Valentine, Esq., First Vice President
                                & Senior Counsel

                  Telephone:  (617) 382-2072
                  Facsimile:  (617) 382-2726

                  The Bank of New York Mellon Corporation
                  One Mellon Center
                  500 Grant Street, 19th Floor
                  Pittsburgh, Pennsylvania 15258

                  Attention:  Leonard R. Heinz, Esq., Senior Vice President
                                and Associate General Counsel

                  Telephone:  (412) 234-1508
                  Facsimile:  (412) 234-8417


         If to Insurance Company:

                  The Lincoln National Life Insurance Company

                  1300 S. Clinton Street
                  Fort Wayne, IN  46802
                  Attention:  William P. Flory

                  Telephone:  (260) 455-2330
                  Facsimile:  (260) 455-1939

                  Lincoln Life & Annuity Company of New York

                  1300 S. Clinton Street
                  Fort Wayne, IN  46802
                  Attention:  William P. Flory

                  Telephone:  (260) 455-2330
                  Facsimile:  (260) 455-1939

14. Authorized Persons and Instructions

         A. The Insurance Company shall deliver to Mellon a list of the names, titles and signatures of all persons who are authorized to act on behalf of the Insurance Company and to issue instructions to Mellon ("Authorized Persons" and "Instructions"), including any limits on the scope of authority of any Authorized Persons. The Insurance Company's directors and officers shall be presumptively considered Authorized Persons unless the Insurance Company notifies Mellon to the contrary. The Insurance Company shall promptly notify Mellon of any changes to or limitations on the rights, powers and duties of any Authorized Person, but in the absence of receiving such notice, Mellon shall be entitled to deal with any Authorized Person and to act and rely upon any Instructions reasonably believed to be from such Authorized Person.

         B. An Instruction means a writing signed or initialed by one or more Authorized Person. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be deemed Instructions if Mellon reasonably believes them to have been given by an Authorized Person, and the oral instructions are promptly confirmed in writing.

15. Advice, Reliance and Instructions

         A. Mellon may apply to the Insurance Company at any time for Instructions and may consult with Mellon's or the Insurance Company's counsel, Independent Accountant, and other experts with respect to any matter arising in connection with the Services performed by Mellon, and Mellon shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such Instructions or on the advice of such counsel, Independent Accountant, or other experts. To the extent possible, Mellon shall notify the Insurance Company at any time Mellon believes it needs advice of the Insurance Company's counsel, Independent Accountant or experts with regard to Mellon's responsibilities and duties pursuant to this Agreement. If Mellon wishes to seek and rely on legal advice from counsel that is neither the Insurance Company's counsel nor counsel in the regular employ of Mellon or its affiliated companies, and Mellon seeks to be reimbursed for such counsel fees, then Mellon must notify and seek prior approval of the Insurance Company, which shall not be unreasonably withheld. Mellon shall in no event be liable to the Insurance Company, a Separate Account or any Separate Account holder or beneficial owner for any action reasonably taken, or omitted, pursuant to such advice.

         B. Mellon may rely conclusively upon the terms of any document provided by the Insurance Company and/or an Authorized Person that Mellon reasonably believes to be genuine unless and until Mellon receives Instructions to the contrary.

         C. Subject to the Instructions of an Authorized Person, Mellon may provide information pertaining to any Sub-Account's and/or any Separate Account's portfolio holdings to entities designated by such Authorized Persons. The Insurance Company understands and acknowledges that the Services are intended to assist the Insurance Company in its obligations to price and monitor pricing of Separate Account portfolios, but Mellon does not assume responsibility for the accuracy or appropriateness of pricing information received from the Insurance Company or other non-Mellon entities or pricing methodologies, including any fair value pricing information or adjustment factors. The Insurance Company further understands and acknowledges that it retains overall responsibility to: (i) adopt policies and procedures to monitor for circumstances that may necessitate the use of fair value prices; (ii) establish criteria for determining when market quotations are no longer reliable for a particular portfolio security; (iii) determine a methodology or methodologies by which the Insurance Company or third party determines the current fair value of portfolio securities; (iv) regularly review the appropriateness and accuracy of the method used in valuing securities and make any necessary adjustments; and (v) promptly communicate the foregoing in writing to Mellon pursuant to Section 14.

         D. Subject to Instructions, the Insurance Company authorizes Mellon to communicate, as required, with the Insurance Company's service providers, brokers, futures commission merchants, and/or other authorized agents and related parties of any of them to obtain the information Mellon needs to perform the Services. In that regard, Mellon agrees to reasonably cooperate with the Insurance Company's Independent Accountants and internal audit department to reasonably support their review of Mellon's provision of the Services. Mellon also agrees to provide periodic certifications to the Insurance Company relating to the Services Mellon performs, based on a form of certification that Mellon and the Insurance Company reasonably agree to, and subject to such limitations as may be reasonable or necessary to not make a material misstatement, omission or untrue statement of fact.

16. Compliance with Law

         A. In performing the Services, Mellon shall comply with all applicable laws, and its standard of performance shall be in accord with such standards as may be imposed by law and the requirements of all regulatory authorities. However, unless specifically identified in the Services, nothing expressly or implicitly contained in this Agreement is intended or shall be interpreted to confer upon Mellon a duty to ensure that the Insurance Company is acting in compliance with any applicable laws.

         B. Mellon shall use its commercially reasonable efforts to make its employees who are responsible for providing the Services ("Relevant Employees") available to federal, state and local governmental and regulatory and supervisory authorities having jurisdiction over the performance of the Services ("Governmental Authorities") as may be required by such Governmental Authorities pursuant to applicable law, subpoena or order, and as may be requested by any Governmental Authorities on behalf of or with respect to the Insurance Company or any of its affiliates or as may be requested by the Insurance Company to be made available to such Governmental Authorities. To the extent legally permitted, Mellon shall promptly notify the Insurance Company of any request by any Governmental Authorities for any Relevant Employees (except when the request for access to Relevant Employees was made by the Insurance Company). The Insurance Company shall cooperate, and shall use commercially reasonable efforts to cause each of its affiliates and service providers to cooperate, with Mellon in complying with any notice, order, subpoena or request of any Governmental Authority. Except as provided in Sections 8 and 9, Mellon shall have no liability to the Insurance Company, a Separate Account or any third party for any claims, obligations, penalties or fines which may arise out of or in relation to Mellon's compliance with this provision. In accordance with Section 2.C.(vi), the Insurance Company shall reimburse Mellon in connection with providing such access. Nothing contained in this paragraph shall require Mellon to disclose any proprietary or confidential information of Mellon or its other customers and clients.

17.  Governing Law and Jurisdiction

         This Agreement and performance hereunder and all suits and proceedings hereunder shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law principles. Each of the parties to this Agreement expressly and irrevocably submits to the exclusive jurisdiction of the courts of Pennsylvania and waives any claims of inconvenient forum or venue. To the extent that the laws of the Commonwealth of Pennsylvania conflict with the applicable provisions of the Investment Company Act of 1940 (the "1940 Act") and/or the Investment Advisers Act of 1940 (the "Advisers Act"), the applicable provisions of the 1940 Act and/or the Advisers Act shall control.

18.  Services Not Exclusive

         A. Mellon's Services are not exclusive to the Insurance Company or the Sub-Account(s) and/or Separate Account(s), and Mellon shall be free to render similar services to others.

         B. Mellon shall perform the Services solely as an independent contractor and no joint venture, partnership, employment, agency or any other relationship is intended, accomplished or embodied in this Agreement. Mellon shall have the sole and exclusive right to supervise, manage, control and direct its performance of the Services, except that Mellon may be subject to performance standards and measurements for performing the Services.

         C. In performing the Services, Mellon is acting solely on behalf of the Insurance Company and no contractual or service relationship shall be deemed to be established between Mellon and any other person, including without limitation the custodian of the assets of the Sub-Accounts, the Separate Accounts or any Separate Account or Sub-Account holders.

19. Force Majeure and Uncontrollable Events

         Mellon shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Insurance Company's reasonable request, Mellon shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services. Notwithstanding the foregoing or any other provision of this Agreement, Mellon assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, business interruption, delay or any other loss whatsoever caused by "Force Majeure Events." "Force Majeure Events" are events beyond the reasonable control of Mellon, its agents and its Subcontractors (other than Subcontractors engaged by Mellon at the instruction of the Insurance Company). In the event of Force Majeure Events, or any disaster that causes a business interruption, Mellon shall act in good faith and follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize service interruptions.

20. Severability

         If any provision of this Agreement shall be held or made invalid, the remainder of this Agreement and the parties' rights and obligations under it shall not be affected by such action, and the invalid provisions of the Agreement shall be deemed to be severable only in the jurisdiction that so determines.

21. Survivability

         The following provisions shall survive beyond the expiration and termination of this Agreement:

 o   all compensation provisions, including Section 2 Compensation and Expenses,
                                                      -------------------------
     Section 3 regarding termination fees, costs and expenses, and Schedule C;
                                                                ------------

 o   Section 4. Amendments, Assignment and Delegation;

 o   Section 6. Representations and Warranties of the Insurance Company;
                -------------------------------------------------------

 o   Section 7. Representations and Warranties of Mellon;
                ----------------------------------------

 o   Section 9. Indemnification and Limitation of Liability;
                -------------------------------------------

 o   Section 10. Books and Records, Disclosure, Retention, and Rights of
                 -------------------------------------------------------
                 Ownership
                 ---------

 o   Section 11. Confidential Information;
                 ------------------------

 o   Section 14.  Authorized Persons and Instructions;
                 -----------------------------------

 o   Section 19. Force Majeure and Uncontrollable Events; and
                ---------------------------------------

 o   Section 20. Severability.
                 ------------


22.      Contract Terms To Be Exclusive

         This Agreement constitutes the complete agreement of the parties about the covered subject matter, and supersedes all prior negotiations, understandings and agreements bearing upon the covered subject matter. As noted in Section 1.B., Mellon and the Insurance Company, and, if applicable, its duly authorized affiliate, may enter into Service Level Documents or other interpretive documents in connection with this Agreement. Any such Service Level Documents or interpretive agreements may be in writing and signed by all parties, but shall not be deemed to be an amendment to this Agreement, and because the intent of such agreements is to generally facilitate operations in a flexible manner, the breach of any such agreement shall not necessarily constitute a breach of this Agreement, and the parties shall be free to change the terms of such agreements as provided therein.

23.      Waiver

         A party's waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. A party's failure to insist upon strict adherence to any provision of the Agreement shall not constitute a waiver or deprive such party of the right to insist upon strict adherence to such provision.

24.      Counterparts and Reproduction of Documents

         This Agreement may be executed in any number of counterparts, each of which is deemed an original and all of which together evidence the entire Agreement. This Agreement and any amendments may be reproduced by any commercially acceptable process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceedings, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement facsimile or further reproduction of such reproduction shall be likewise admissible in evidence.

25.      Miscellaneous

         Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

THE LINCOLN NATIONAL LIFE INSURANCE                                     MELLON BANK, N.A.
COMPANY


By:        /s/ William P. Flory, Jr.                                   By:      /s/ Christopher P. Healy
    -------------------------------------------------                      -------------------------------
Name:         William P. Flory, Jr.                                    Name:    Christopher P. Healy
      -----------------------------------------------                        --------------------------------------
Title:         Second Vice President                                   Title:   First Vice President
        ---------------------------------------------                          ------------------------------------
Date:           September 28, 2007                                     Date:    October 1, 2007
       ----------------------------------------------                         ----------------------------


LINCOLN LIFE & ANNUITY COMPANY
OF NEW YORK


By:        /s/ Keith J. Ryan
    -------------------------------------------------
Name:       Keith J. Ryan
      -----------------------------------------------
Title:        Second Vice President
        ---------------------------------------------
Date:       September 28, 2007
       ----------------------------------------------

                                   SCHEDULE A
                                     TO THE
        ACCOUNTING AND FINANCIAL ADMINISTRATION SERVICES AGREEMENT AMONG
                               MELLON BANK, N.A.,
                 THE LINCOLN NATIONAL LIFE INSURANCE COMPANY AND
                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
                      ON BEHALF OF THEIR SEPARATE ACCOUNTS
                              Dated October 1, 2007


                             [INTENTIONALLY OMITTED]

                                   SCHEDULE B
                                     TO THE
        ACCOUNTING AND FINANCIAL ADMINISTRATION SERVICES AGREEMENT AMONG
                               MELLON BANK, N.A.,
                 THE LINCOLN NATIONAL LIFE INSURANCE COMPANY AND
                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
                      ON BEHALF OF THEIR SEPARATE ACCOUNTS
                              Dated October 1, 2007

                ACCOUNTING AND FINANCIAL ADMINISTRATION SERVICES

         Mellon shall perform the following accounting, financial administration and related services for each Separate Account. Unless otherwise noted, capitalized terms used herein shall have the same meanings assigned to them in the Agreement.

A.  Valuations

In accordance with the 1940 Act (as applicable), the Insurance Company's pricing policies and procedures delivered to Mellon, and Instructions, Mellon will perform the following pricing and valuation services:

1. Perform the necessary functions to (i) value the assets of each Sub-Account and (ii) calculate the unit values associated with each Sub-Account.
2. Obtain necessary data (including daily net asset value ("NAV") per share, dividend distribution data, etc.) from mutual fund companies or their agents as required to calculate the daily unit values for each Sub-Account.
3. In accordance with the Insurance Company's unit value error correction policies delivered to Mellon, notify the Insurance Company promptly upon discovery of unit value errors and initiate correction processes.

B.       Financial Reporting

1. Prepare and communicate to Insurance Company, Separate Account investment transaction data and/or reports to support the applicable regulatory reporting requirements (including Insurance Company statutory financial statements - Schedule D).
2. In accordance with Instructions (based upon requirements under federal and state insurance and other applicable laws and regulations), prepare reports or other financial documents in accordance with generally accepted accounting principles, in each case as the parties may agree upon from time to time.
3. As applicable, provide periodic sub-certifications to the Insurance Company's chief compliance officer and certifying principal executive and financial officers relating to the Services Mellon performs, based on a form of certification that Mellon and the Insurance Company reasonably agree to, and subject to such limitations as may be reasonable or necessary to not make a material misstatement, omission or untrue statement of fact.
4. Based upon information provided by one of the Insurance Company's Authorized Persons to Mellon, calculate asset-based fees and submit to the Insurance Company.
5. Accrue expenses and waivers (as applicable) based on Instructions and provide reporting of accruals of expense waivers.

C.       Securities Transactions

Based on information that is provided to Mellon by the Insurance Company and Insurance Company Authorized Persons, Mellon will perform the following functions:

1. Maintain records of investment, capital share, and income and expense activities for each Separate Account and/or each Sub-Account by: (i) recording purchases and sales of investments; (ii) recording corporate actions and capital changes relating to investments; (iii) accruing interest, dividends and expenses on investments; and (iv) maintaining the historical tax lots and income history for investments.
2. Book corporate action activity upon timely receipt of information and Instructions. 3. Receive, update and process daily trade files from the applicable order management system. 4. Based on Instructions, implement tax lot relief methodology.
5. Based on Instructions from an Authorized Person file proof of claim notices with respect to class actions involving the portfolio securities of the Separate Accounts and/or Sub-Accounts, as applicable.

D.       Reconciliation and Cash Management

1. Reconcile the investments of each Sub-Account and provide reconciliation reports to the Insurance Company.

E.       Contract Holder Activity

1. Record and reconcile daily contract holder activity, including: (i) recording subscriptions and redemptions; and (ii) reconciling outstanding units to the records maintained by the Insurance Company's transfer agent and communicate exceptions to the transfer agent, which is responsible for researching exceptions.
2.       Support "post-nightly" and "as of" contract holder recording processes.

F.       Audit Support

1. Provide timely assistance with audit requests from the Insurance Company, its internal auditors, its Independent Accountants, and regulatory agencies. Respond to inquiries from entities performing SAS 70 reviews on the Insurance Company regarding Mellon's processes and interface with such auditors to support annual SAS 70 audits of Insurance Company agents.
2. Provide results of Mellon's annual SAS 70 audits to the Insurance Company and agreed upon third parties, as required.

G.       Compliance Monitoring

1. Establish, maintain, and provide summaries of internal operating policies and procedures to support the performance of the Services by Mellon.

H.       Data Feeds

In accordance with Instructions, Mellon will perform the following functions:

1. (a) As to each Sub-Account's underlying investments, disseminate the daily NAV per share and dividend rate factors to the Insurance Company and (b) as to each Sub-Account, disseminate the daily unit values and portfolio data to Insurance Company and (c) as to both (a) and (b) above, maintain quality controls necessary to ensure accuracy of the data.
2. Provide month-end data feeds on the 1st business day of the new month and subsequent month-end feeds as requested by Insurance Company.
3. Provide the necessary data feeds to retirement systems (mainframe). 4. Provide the capability to re-transmit data feeds for past periods.
5. Provide the release management plan (software development lifecycle process), release cycle and prior notification of any changes that affect the data feeds.

I.       Business Continuity

1. Provide summaries of Mellon's disaster recovery plan for business continuity, together with summaries of any disaster recovery testing and results, with respect to those functions performed by Mellon, except that Mellon is not responsible for disaster recovery plans for business continuity with respect to any underlying system upon which Mellon relies and Mellon neither operates nor controls. Conduct and participate in pre-defined disaster recovery testing as reasonably requested.

J.       Performance of Services by Mellon

1. Monitor Mellon's performance and provide a monthly performance monitoring report against mutually agreed upon metrics. 2. Develop and implement corrective action plans in the event of service requirement defaults.

K.       Relationship Management

1. Provide client service support to the Insurance Company, including access to day-to-day points of contact and to points of escalation as necessary.
2. At a minimum, conduct semi-annual meetings with Insurance Company management to discuss trends, technology and strategic direction.
3. Conduct an annual meeting with Insurance Company management to discuss the Services provided, system functionality and documentation of policies and procedures.

L.       Books and Records

1. In accordance with the 1940 Act, as applicable, and Instructions (based upon requirements of applicable rules and regulations in connection with the Services), maintain the general ledger and other accounts, books and financial records of each Separate Account and/or Sub-Account.
2. In accordance with the 1940 Act and Instructions (based upon requirements of applicable rules and regulations in connection with the Services), maintain and retain records on-site and off-site as instructed.
3. Provide the Insurance Company and mutually agreed upon third parties with view and query access to the accounting systems. 4. Assist with the set-up of new Separate Accounts, and the related Sub-Accounts, and the maintenance and termination of
         Separate Accounts and related Sub-Accounts.

M.       Tax Reporting

1. In accordance with Instructions, provide financial information for the preparation and filing of all federal, state, and city tax returns and ancillary schedules for the Insurance Company with respect to the Separate Accounts.

N.       Other

1. Provide financial administration and fund accounting support for special projects and processes as needed and/or required. Examples include: establishment of new Separate Accounts, Sub-Accounts, and unit values; Separate Account mergers, liquidations, and conversions; unit value mergers; proformas; and insurance policy renewals. In the event that completion of a project or process necessitates Mellon to expend extraordinary expenses, both parties will negotiate in good faith to compensate Mellon for all or a portion of these expenses while taking into consideration other relevant factors such as cost sharing with other Mellon clients and future revenue projections from such projects or processes.
2.       Cooperate with Insurance Company in complying with the requirements of
         Section 404 of the Sarbanes-Oxley Act of 2002, Rule 38a-1 of the 1940 Act, or as required for other Insurance Company financial processes.
3. Provide financial and pricing information to support transfer of portfolio securities in connection with shareholder transfer-in-kind transactions.



THE LINCOLN NATIONAL LIFE INSURANCE         MELLON BANK, N.A.
COMPANY


By:        /s/ William P. Flory, Jr.                                   By:      /s/ Christopher P. Healy
    -------------------------------------------------                      -------------------------------
Name:         William P. Flory, Jr.                                    Name:    Christopher P. Healy
      -----------------------------------------------                        --------------------------------------
Title:         Second Vice President                                   Title:   First Vice President
        ---------------------------------------------                          ------------------------------------
Date:           September 28, 2007                                     Date:    October 1, 2007
       ----------------------------------------------                         ----------------------------


LINCOLN LIFE & ANNUITY COMPANY
OF NEW YORK


By:        /s/ Keith J. Ryan
    -------------------------------------------------
Name:       Keith J. Ryan
      -----------------------------------------------
Title:        Second Vice President
        ---------------------------------------------
Date:       September 28, 2007
       ----------------------------------------------

                                   SCHEDULE C
                                     TO THE
        ACCOUNTING AND FINANCIAL ADMINISTRATION SERVICES AGREEMENT AMONG
                               MELLON BANK, N.A.,
                 THE LINCOLN NATIONAL LIFE INSURANCE COMPANY AND
                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
                      ON BEHALF OF THEIR SEPARATE ACCOUNTS
                              Dated October 1, 2007

  o $525,000 annual flat fee for up to 3000 unit values; $10 annual fee per unit value for next 3000 unit values; $5 annual fee per unit value for next 10,000 unit values; $2.50 annual fee per unit value for additional unit values

  o  Minimum Annual Fee: Years One through Five -- $525,000

 The parties acknowledge and agree that, upon the occurrence of a significant change in the number of unit values during the Initial Term, they will discuss in good faith a possible adjustment to the Minimum Annual Fee; provided, however, that no party shall be obligated to agree to any such adjustment.


THE LINCOLN NATIONAL LIFE INSURANCE                                     MELLON BANK, N.A.
COMPANY


By:        /s/ William P. Flory, Jr.                                   By:      /s/ Christopher P. Healy
    -------------------------------------------------                      -------------------------------
Name:         William P. Flory, Jr.                                    Name:    Christopher P. Healy
      -----------------------------------------------                        --------------------------------------
Title:         Second Vice President                                   Title:   First Vice President
        ---------------------------------------------                          ------------------------------------
Date:           September 28, 2007                                     Date:    October 1, 2007
       ----------------------------------------------                         ----------------------------


LINCOLN LIFE & ANNUITY COMPANY
OF NEW YORK


By:        /s/ Keith J. Ryan
    -------------------------------------------------
Name:       Keith J. Ryan
      -----------------------------------------------
Title:        Second Vice President
        ---------------------------------------------
Date:       September 28, 2007
       ----------------------------------------------

                                   SCHEDULE D
                                     TO THE
        ACCOUNTING AND FINANCIAL ADMINISTRATION SERVICES AGREEMENT AMONG
                               MELLON BANK, N.A.,
                 THE LINCOLN NATIONAL LIFE INSURANCE COMPANY AND
                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
                      ON BEHALF OF THEIR SEPARATE ACCOUNTS
                              Dated October 1, 2007


LIST OF AUTHORIZED DATA INFORMATION VENDORS:
--------------------------------------------------------------------------------
NAME OF VENDOR                                       TYPE OF INFORMATION
--------------------------------------------------------------------------------
AIM INVESTMENTS                                         Net Asset Value ("NAV")-
--------------------------------------------------------------------------------
ALGER                                                     NAV
--------------------------------------------------------------------------------
ALLIANCEBERNSTEIN INVESTMENTS                             NAV
--------------------------------------------------------------------------------
AMERICAN CENTURY INVESTMENTS                              NAV
--------------------------------------------------------------------------------
NEUBERGER BERMAN ADVISORS                                 NAV
--------------------------------------------------------------------------------
AMERICAN FUNDS (VIP)                                      NAV
--------------------------------------------------------------------------------
AMERICAN FUNDS (RETAIL)                                   NAV
--------------------------------------------------------------------------------
DWS SCUDDER - VARIABLE INS PRODUCTS                       NAV
--------------------------------------------------------------------------------
BARON FUNDS                                               NAV
--------------------------------------------------------------------------------
BLACKROCK FUNDS                                           NAV
--------------------------------------------------------------------------------
DELAWARE VIP                                              NAV
--------------------------------------------------------------------------------
DELAWARE RETAIL FUNDS                                     NAV
--------------------------------------------------------------------------------
DREYFUS SERVICE CORPORATION                               NAV
--------------------------------------------------------------------------------
EVERGREEN MANAGEMENT COMPANY                              NAV
--------------------------------------------------------------------------------
FEDERATED                                                 NAV
--------------------------------------------------------------------------------
FIDELITY INVESTMENTS                                      NAV
--------------------------------------------------------------------------------
GOLDMAN SACHS FUNDS                                       NAV
--------------------------------------------------------------------------------
JANUS ASPEN FUNDS                                         NAV
--------------------------------------------------------------------------------
LINCOLN VIP TRUST                                         NAV
--------------------------------------------------------------------------------
J.P. MORGAN NAV
--------------------------------------------------------------------------------
MFS VARIABLE INSURANCE TRUST FUNDS                        NAV
--------------------------------------------------------------------------------
M-FUNDS                                                   NAV
--------------------------------------------------------------------------------
OP CAP ADVISORS (PREMIER VIP)                             NAV
--------------------------------------------------------------------------------
OPPENHEIMER FUNDS                                         NAV
--------------------------------------------------------------------------------
PIMCO FUNDS                                               NAV
--------------------------------------------------------------------------------
PRO FUNDS                                                 NAV
--------------------------------------------------------------------------------
ING FUNDS                                                 NAV
--------------------------------------------------------------------------------
PUTNAM INVESTMENTS                                        NAV
--------------------------------------------------------------------------------
T ROWE PRICE VARIABLE ANNUITY FUNDS                       NAV
--------------------------------------------------------------------------------
TEMPLETON                                                 NAV
--------------------------------------------------------------------------------
VANGUARD                                                  NAV
--------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE FUNDS                               NAV
--------------------------------------------------------------------------------



                                         [SIGNATURES ON NEXT PAGE]


THE LINCOLN NATIONAL LIFE INSURANCE                                    MELLON BANK, N.A.
COMPANY


By:        /s/ William P. Flory, Jr.                                   By:      /s/ Christopher P. Healy
    -------------------------------------------------                      -------------------------------
Name:         William P. Flory, Jr.                                    Name:    Christopher P. Healy
      -----------------------------------------------                        --------------------------------------
Title:         Second Vice President                                   Title:   First Vice President
        ---------------------------------------------                          ------------------------------------
Date:           September 28, 2007                                     Date:    October 1, 2007
       ----------------------------------------------                         ----------------------------


LINCOLN LIFE & ANNUITY COMPANY
OF NEW YORK


By:        /s/ Keith J. Ryan
    -------------------------------------------------
Name:       Keith J. Ryan
      -----------------------------------------------
Title:        Second Vice President
        ---------------------------------------------
Date:       September 28, 2007
       ----------------------------------------------

                                   SCHEDULE E
                                     TO THE
        ACCOUNTING AND FINANCIAL ADMINISTRATION SERVICES AGREEMENT AMONG
                               MELLON BANK, N.A.,
                 THE LINCOLN NATIONAL LIFE INSURANCE COMPANY AND
                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
                      ON BEHALF OF THEIR SEPARATE ACCOUNTS
                              Dated October 1, 2007


One Time Conversion Costs: Any actual, provable, reasonable, customary and direct costs and expenses incurred by Seller in connection with adapting to the conversion of Clients to a successor service provider (including but not limited to (i) all costs of preparing requests for proposals, evaluating such proposals, and documenting and negotiating definitive conversion contracts, including reasonable attorneys' fees, (ii) the one time costs of internal or external information technology resources required to effect such conversion, (iii) costs associated with bank reconciliation software, hardware and IT feeds, and (iv) one time stay-back team process and personnel adjustments), but shall specifically exclude any human resources costs and expenses (other than the one time information technology resources and stay-back team adjustments mentioned above) and any re-occurring costs and expenses. Buyer shall be obligated to make expense reimbursements if and only to the extent necessary to adapt Seller to a successor third party service provider where such provider delivers a continuation (but not enlargement) of the services and service levels that Buyer provided under the respective Fund Accounting/Admin Contracts (Mellon) and Institutional Accounting Contracts (Mellon).

Incremental Systems and Human Resources Costs: Any incremental actual, provable, reasonable, customary and direct systems and human resources costs and expenses incurred by Seller in connection with adapting to the conversion of Clients from the Eagle/STAR Platform to another accounting software platform owned or operated by Buyer or an Affiliate of Buyer, in any such case limited as follows:
(a) systems expenses shall be limited to costs associated with bank reconciliation software, hardware and IT feeds and expenses associated with making required product functionality changes and creating necessary interfaces, including the one time costs for internal and external information technology resources for Seller to adapt to Buyer's conversion to the new accounting software platform; (b) human resources expenses shall be limited to salary and bonus amounts for (i) new employees (both temporary and permanent) of Seller required to be hired and employees reassigned in order to manage functionality gaps between the Eagle/STAR Platform and such replacement accounting software platform and (ii) internal information technology personnel as described in clause (a) above and (iii) one time stay-back team process and personnel adjustments; and (c) Buyer shall be obligated to make expense reimbursements if and only to the extent necessary to provide for a continuation (but not enlargement) of the services and service levels by Buyer under the respective Fund Accounting/Admin Contracts (Mellon) and Institutional Accounting Contracts (Mellon).